Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR THIRD QUARTER 2025

ATLANTA, GA (October 17, 2025) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $17.3 million, or $0.67 per diluted share, for the third quarter of 2025, compared to $16.8 million, or $0.65 per diluted share, for the second quarter of 2025, and $16.7 million, or $0.65 per diluted share, for the third quarter of 2024. For the nine months ended September 30, 2025, the Company reported net income of $50.4 million, or $1.96 per diluted share, compared to $48.3 million, or $1.89 per diluted share, for the same period in 2024.

Third Quarter 2025 Highlights:

●	Annualized return on average assets was 1.89%, compared to 1.87% for the second quarter of 2025 and 1.86% for the third quarter of 2024.
●	Annualized return on average equity was 15.69%, compared to 15.74% for the second quarter of 2025 and 16.26% for the third quarter of 2024. Return on average equity, excluding average accumulated other comprehensive income and merger-related expenses (non-GAAP financial measurement), was 16.17% for the third quarter of 2025, compared to 16.39% for the second quarter of 2025 and 17.25% for the third quarter of 2024.
●	Efficiency ratio of 38.7%, compared to 37.2% for the second quarter of 2025 and 37.0% for the third quarter of 2024.
●	Net interest margin was 3.68%, compared to 3.77% for the second quarter of 2025 and 3.58% for the third quarter of 2024.
●	Total loans, including loans held for sale, increased by $71.6 million to $3.20 billion from the second quarter of 2025.

Year-to-Date 2025 Highlights:

●	Return on average assets increased to 1.87% for the nine months ended September 30, 2025, compared to 1.80% for the same period in 2024.
●	Return on average equity was 15.70% for the nine months ended September 30, 2025, compared to 16.27% for the same period in 2024. Return on average equity, excluding average accumulated other comprehensive income and merger-related expenses (non-GAAP financial measurement), was 16.33% for the nine months ended September 30, 2025, compared to 17.27% for the same period in 2024.
●	Efficiency ratio of 38.1% for the nine months ended September 30, 2025, compared to 36.9% for the same period in 2024.
●	Net interest margin increased by 21 basis points to 3.71% for the nine months ended September 30, 2025, compared to 3.50% for the same period in 2024.

Acquisition of First IC Corporation and First IC Bank

On July 15, 2025, MetroCity announced that we received all required regulatory approvals and non-objections to complete MetroCity’s merger with First IC Corporation (“First IC”), the parent company of First IC Bank. In addition, on July 15, 2025, First IC’s shareholders also voted to approve the merger. The merger is expected to be completed later in the fourth quarter of 2025 and remains subject to the satisfaction of customary closing conditions.

Results of Operations

Net Income

Net income was $17.3 million for the third quarter of 2025, an increase of $444,000, or 2.6%, from $16.8 million for the second quarter of 2025. This increase was primarily due to an increase in noninterest income of $445,000 and decreases in provision for credit losses of $672,000 and income tax expense of $274,000, offset by an increase in noninterest expense of $561,000 and a decrease in net interest income of $386,000. Net income increased by $569,000, or 3.4%, in the third quarter of 2025 compared to net income of $16.7 million for the third quarter of 2024. This increase was due to an increase in net interest income of $1.5 million and a decrease in provision for credit losses of $1.1 million, offset by increases in noninterest expense of $1.0 million and income tax expense of $608,000 and a decrease in noninterest income of $437,000.

Net income was $50.4 million for the nine months ended September 30, 2025, an increase of $2.1 million, or 4.4%, from $48.3 million for the nine months ended September 30, 2024. This increase was due to an increase in net interest income of $6.4 million and a decrease in provision for credit losses of $593,000, offset by increases in noninterest expense $3.5 million and income tax expense of $1.0 million and a decrease in noninterest income of $375,000.

Net Interest Income and Net Interest Margin

Interest income totaled $54.0 million for the third quarter of 2025, a slight decrease of $46,000, or 0.1%, from the second quarter of 2025, primarily due to a 12 basis points decrease in the loan yield and a $12.5 million decrease in the average interest-earning cash balance, offset by a $24.7 million increase in average loan balances. As compared to the third quarter of 2024, interest income for the third quarter of 2025 increased by $170,000, or 0.3%, primarily due to a $59.5 million increase in average loan balances and a $4.1 million increase in the average total investments balance, offset by an 83 basis points decrease in the total investments yield and a six basis points decrease in the loan yield.

Interest expense totaled $22.2 million for the third quarter of 2025, an increase of $340,000, or 1.6%, from the second quarter of 2025, primarily due to a 43 basis points increase in interest-bearing demand deposit costs coupled with a $25.8 million increase in average interest-bearing demand deposit balances and a $20.0 million increase in average time deposit balances, offset by a $58.3 million decrease in average money market balances.   As compared to the third quarter of 2024, interest expense for the third quarter of 2025 decreased by $1.3 million, or 5.7%, primarily due to a 33 basis points decrease in deposit costs coupled with a $10.4 million decrease in average deposit balances, offset by a $49.3 million increase in the average borrowings balance. The Company currently has interest rate derivative agreements totaling $950.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (currently 4.09% as of September 30, 2025). The weighted average pay rate for these interest rate derivatives is 2.70%. During the third quarter of 2025, we recorded a credit to interest expense of $3.8 million from the benefit received on these interest rate derivatives compared to a benefit of $4.2 million and $6.4 million recorded during the second quarter of 2025 and the third quarter of 2024, respectively.

The net interest margin for the third quarter of 2025 was 3.68% compared to 3.77% for the second quarter of 2025, a decrease of nine basis points. The yield on average interest-earning assets for the third quarter of 2025 decreased by ten basis points to 6.24% from 6.34% for the second quarter of 2025, while the cost of average interest-bearing liabilities for the third quarter of 2025 increased by three basis points to 3.42% from 3.39% for the second quarter of 2025. Average earning assets increased by $12.1 million from the second quarter of 2025, due to an increase of $24.7 million in average loans, offset by a decrease of $12.6 million in average total investments. Average interest-bearing liabilities decreased by $13.6 million from the second quarter of 2025 as average interest-bearing deposits decreased by $12.4 million and average borrowings decreased by $1.2 million.

As compared to the third quarter of 2024, the net interest margin for the third quarter of 2025 increased by 10 basis points to 3.68% from 3.58%, primarily due to a 27 basis points decrease in the cost of average interest-bearing liabilities of $2.57 billion, offset by a 12 basis points decrease in the yield on average interest-earning assets of $3.43 billion. Average earning assets for the third quarter of 2025 increased by $63.6 million from the third quarter of 2024, due to a $59.5 million increase in average loans and a $4.1 million increase in average total investments. Average interest-bearing liabilities for the third quarter of 2025 increased by $38.9 million from the third quarter of 2024, due to an increase in average borrowings of $49.3 million, offset by a $10.4 million decrease in average interest-bearing deposits.

Noninterest Income

Noninterest income for the third quarter of 2025 was $6.2 million, an increase of $445,000, or 7.8%, from the second quarter of 2025, primarily due to higher mortgage loan origination fees, service charges on deposit accounts and servicing income from our Small Business Administration (“SBA”) loans, offset by lower gains on sale and servicing income from our residential mortgage loans, gains on sale of our SBA loans and other income. SBA loan sales totaled $13.4 million (sales premium of 6.13%) during the third quarter of 2025 compared to $20.7 million (sales premium of 5.66%) during the second quarter of 2025. Mortgage loan originations totaled $168.6 million during the third quarter of 2025 compared to $93.2 million during the second quarter of 2025. Mortgage loan sales totaled $18.3 million (average sales premium of 1.06%) during the third quarter of 2025 compared to $54.3 million (average sales premium of 1.09%) during the second quarter of 2025. During the third quarter of 2025, we recorded a $166,000 fair value adjustment gain on our SBA servicing asset compared to a fair value adjustment charge of $345,000 during the second quarter of 2025. We also recorded a $19,000 fair value impairment recovery on our mortgage servicing asset during the third quarter of 2025 compared to a $28,000 fair value impairment recovery recorded during the second quarter of 2025.

Compared to the third quarter of 2024, noninterest income for the third quarter of 2025 decreased by $437,000, or 6.6%, primarily due to lower gains on sale and servicing income from our SBA loans, gains on sale of our residential mortgage loans and other income partially from lower unrealized gains on our equity securities, offset by higher mortgage loan origination fees and servicing income. During the third quarter of 2024, we recorded a $202,000 fair value adjustment gain on our SBA servicing asset and a $252,000 fair value impairment charge on our mortgage servicing asset.

Noninterest income for the nine months ended September 30, 2025 totaled $17.4 million, a decrease of $375,000, or 2.1%, from the nine months ended September 30, 2024, primarily due to lower gains on sale and servicing income from our SBA loans and gains on sale from our residential mortgage loans, offset by higher mortgage loan origination fees and servicing income, service charges on deposit accounts and other income from unrealized gains recognized on our equity securities and increased bank owned life insurance income.

Noninterest Expense

Noninterest expense for the third quarter of 2025 totaled $14.7 million, an increase of $561,000, or 4.0%, from $14.1 million for the second quarter of 2025. This increase was primarily attributable to increases in salaries and employee benefits due to higher commissions paid from higher loan volume and stock-based compensation, as well as higher data processing and loan-related expenses, partially offset by lower security expenses, SEC related expenses and First IC merger-related expenses. Included in other noninterest expenses during the third quarter of 2025 were $301,000 of First IC merger-related expenses compared to $333,000 of merger-related expenses during the second quarter of 2025.

Compared to the third quarter of 2024, noninterest expense during the third quarter of 2025 increased by $1.0 million, or 7.4%, primarily due to higher salary and employee benefits, FDIC insurance premiums, data processing expenses, professional fees, security expense, loan related expenses and First IC merger-related expenses, offset by lower occupancy and other real estate owned related expenses.

Noninterest expense for the nine months ended September 30, 2025 totaled $42.6 million, an increase of $3.5 million, or 9.0%, from $39.1 million for the nine months ended September 30, 2024. This increase was primarily attributable to increases in salaries and employee benefits partially due to higher base salaries, commissions, employee insurance and stock based compensation, as well as higher expenses related to depreciation, occupancy, data processing, security, loans and professional services. These expense increases were partially offset by lower FDIC insurance premiums and other real estate owned related expenses. Included in other noninterest expenses for the nine months ended September 30, 2025 were $897,000 of First IC merger-related expenses.

The Company’s efficiency ratio was 38.7% for the third quarter of 2025 compared to 37.2% and 37.0% for the second quarter of 2025 and third quarter of 2024, respectively. For the nine months ended September 30, 2025, the efficiency ratio was 38.1% compared to 36.9% for the same period in 2024.

Income Tax Expense

The Company’s effective tax rate for the third quarter of 2025 was 27.6%, compared to 28.9% for the second quarter of 2025 and 26.3% for the third quarter of 2024. The Company’s effective tax rate for the nine months ended September 30, 2025 was 27.6% compared to 27.4% for the same period in 2024.

Balance Sheet

Total Assets

Total assets were $3.63 billion at September 30, 2025, an increase of $13.8 million, or 0.4%, from $3.62 billion at June 30, 2025, and an increase of $60.3 million, or 1.7%, from $3.57 billion at September 30, 2024. The $13.8 million increase in total assets at September 30, 2025 compared to June 30, 2025 was primarily due to increases in loans held for sale of $232.7 million and other assets of $2.2 million, partially offset by decreases in loans held for investment of $161.1 million, cash and due from banks of $59.7 and interest rate derivatives of $3.2 million. The $60.3 million increase in total assets at September 30, 2025 compared to September 30, 2024 was primarily due to increases in loans held for sale of $233.1 million, other assets of $16.4 million, equity securities of $8.0 million, bank owned life insurance of $2.5 million, Federal Home Loan Bank stock of $2.4 million and accrued interest receivable of $1.2 million, partially offset by decreases in loans held for investment of $127.4 million, cash and due from banks of $64.8 million, interest rate derivatives of $9.5 million and securities available for sale of $2.8 million.

Our investment securities portfolio made up only 0.94% of our total assets at September 30, 2025 compared to 0.93% and 0.81% at June 30, 2025 and September 30, 2024, respectively.

Loans

Loans held for investment were $2.96 billion at September 30, 2025, a decrease of $161.1 million, or 5.2%, compared to $3.12 billion at June 30, 2025, and a decrease of $127.4 million, or 4.1%, compared to $3.09 billion at September 30, 2024. The decrease in loans at September 30, 2025 compared to June 30, 2025 was due to a $170.5 million decrease in residential mortgage loans and a $4.4 million decrease in commercial and industrial loans, offset by an $11.1 million increase in commercial real estate loans and a $2.3 million increase in construction and development loans. Loans classified as held for sale totaled $237.7 million at September 30, 2025 compared to $5.0 million and $4.6 million at June 30, 2025 and September 30, 2024, respectively. The significant increase in loans held for sale during the third quarter of 2025 was done to provide the liquidity needed for the upcoming First IC merger.

Deposits

Total deposits were $2.69 billion at September 30, 2025, an increase of $3.6 million, or 0.1%, compared to total deposits of $2.69 billion at June 30, 2025, and a decrease of $30.0 million, or 1.1%, compared to total deposits of $2.72 billion at September 30, 2024. The increase in total deposits at September 30, 2025 compared to June 30, 2025 was due to a $15.9 million increase in money market accounts (including a $4.3 million decrease in brokered money market accounts) and a $15.7 million increase in time deposits, offset by a $23.3 million decrease in interest-bearing demand deposits, a $4.5 million decrease in noninterest-bearing demand deposits and a $271,000 decrease in savings accounts.

Noninterest-bearing deposits were $544.4 million at September 30, 2025, compared to $548.9 million at June 30, 2025 and $552.5 million at September 30, 2024. Noninterest-bearing deposits constituted 20.2% of total deposits at September 30, 2025, compared to 20.4% of total deposits at June 30, 2025 and 20.3% at September 30, 2024. Interest-bearing deposits were $2.15 billion at September 30, 2025, compared to $2.14 billion at June 30, 2025 and $2.17 billion at September 30, 2024. Interest-bearing deposits constituted 79.8% of total deposits at September 30, 2025, compared to 79.6% at June 30, 2025 and 79.7% at September 30, 2024.

Uninsured deposits were 26.1% of total deposits at September 30, 2025, compared to 25.1% and 23.6% at June 30, 2025 and September 30, 2024, respectively. As of September 30, 2025, we had $1.29 billion of available borrowing capacity at the Federal Home Loan Bank ($657.8 million), Federal Reserve Discount Window ($575.7 million) and various other financial institutions (fed fund lines totaling $52.5 million).

Asset Quality

The Company recorded a credit provision for credit losses of $543,000 during the third quarter of 2025, compared to a provision for credit losses of $129,000 during the second quarter of 2025 and a provision for credit losses of $582,000 during the third quarter of 2024. The credit provision recorded during the third quarter of 2025 was primarily due to the decrease in reserves allocated to our individually analyzed loans, as well as the decrease in general reserves allocated to our residential mortgage loan portfolio as a large amount of residential mortgage loans were moved from loans held for investment to loans held for sale during the third quarter of

2025. These decreases were partially offset by the increase in general reserves allocated to our commercial real estate loan portfolio. Annualized net charge-offs to average loans for the third quarter of 2025 was 0.03%, compared to net charge-offs of 0.01% for the second quarter of 2025 and 0.00% for the third quarter of 2024.

Nonperforming assets totaled $14.0 million, or 0.38% of total assets, at September 30, 2025, a decrease of $1.2 million from $15.2 million, or 0.42% of total assets, at June 30, 2025, and a decrease of $1.9 million from $15.8 million, or 0.44% of total assets, at September 30, 2024. The decrease in nonperforming assets at September 30, 2025 compared to June 30, 2025 was due to a $1.4 million decrease in nonaccrual loans offset by a $175,000 increase in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.60% at September 30, 2025, compared to 0.60% at both June 30, 2025 and September 30, 2024. Allowance for credit losses as a percentage of nonperforming loans was 137.66% at September 30, 2025, compared to 129.76% at June 30, 2025 and 129.85% at September 30, 2024, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes “return on average equity”, which excludes average accumulated other comprehensive income and merger-related expenses. These measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, changes in interest rates, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; risks associated with the proposed merger of First IC with the Company (the “Proposed Merger”), including (a) the risk that the cost savings and any revenue synergies from the Proposed Merger is less than or different from expectations, (b) disruption from the Proposed Merger with customer, supplier, or employee relationships, (c) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and between the Company and First IC, (d) the possibility that the costs, fees, expenses and charges related to the Proposed Merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (e) the failure of the conditions to the Proposed Merger to be satisfied, (f) the risks related to the integration of the combined businesses, including the risk that the integration will be materially delayed or will be more costly or difficult than expected, (g) the diversion of management time on merger-related issues, (h) the ability of the Company to effectively manage the larger and more complex operations of the combined company following the Proposed Merger, (i) the risks associated with the Company’s pursuit of future acquisitions, (j) the risk of expansion into new geographic or product markets, (k) reputational risk and the reaction of the parties’ customers to the Proposed Merger, (l) the Company’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities, (m) the risk of potential litigation or regulatory action related to the Proposed Merger, and (n) general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions; the impact of a failure in, or breach of, the Company's operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company's customers; the effects of war or other conflicts; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2025	2025	2025	2024	2024	2025	2024
Selected income statement data:
Interest income	$54,003	$54,049	$52,519	$52,614	$53,833	$160,571	$160,299
Interest expense	22,211	21,871	21,965	22,554	23,544	66,047	72,213
Net interest income	31,792	32,178	30,554	30,060	30,289	94,524	88,086
Provision for credit losses	(543)	129	135	202	582	(279)	314
Noninterest income	6,178	5,733	5,456	5,321	6,615	17,367	17,742
Noninterest expense	14,674	14,113	13,799	14,326	13,660	42,586	39,053
Income tax expense	6,569	6,843	5,779	4,618	5,961	19,191	18,192
Net income	17,270	16,826	16,297	16,235	16,701	50,393	48,269
Per share data:
Basic income per share	$0.68	$0.66	$0.64	$0.64	$0.66	$1.98	$1.91
Diluted income per share	$0.67	$0.65	$0.63	$0.63	$0.65	$1.96	$1.89
Dividends per share	$0.25	$0.23	$0.23	$0.23	$0.20	$0.71	$0.60
Book value per share (at period end)	$17.46	$17.08	$16.85	$16.59	$16.07	$17.46	$16.07
Shares of common stock outstanding	25,537,746	25,537,746	25,402,782	25,402,782	25,331,916	25,537,746	25,331,916
Weighted average diluted shares	25,811,422	25,715,206	25,707,989	25,659,483	25,674,858	25,735,688	25,591,072
Performance ratios:
Return on average assets	1.89%	1.87%	1.85%	1.82%	1.86%	1.87%	1.80%
Return on average equity	15.69	15.74	15.67	15.84	16.26	15.70	16.27
Dividend payout ratio	37.23	35.01	36.14	36.18	30.58	36.13	31.66
Yield on total loans	6.37	6.49	6.40	6.31	6.43	6.42	6.41
Yield on average earning assets	6.24	6.34	6.31	6.25	6.36	6.30	6.36
Cost of average interest-bearing liabilities	3.42	3.39	3.48	3.55	3.69	3.43	3.77
Cost of interest-bearing deposits	3.28	3.25	3.36	3.45	3.61	3.30	3.74
Net interest margin	3.68	3.77	3.67	3.57	3.58	3.71	3.50
Efficiency ratio(1)	38.65	37.23	38.32	40.49	37.01	38.06	36.90
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.03%	0.01%	0.02%	0.01%	0.00%	0.02%	(0.00)%
Nonperforming assets to gross loans held for investment and OREO	0.47	0.49	0.59	0.58	0.51	0.47	0.51
ACL to nonperforming loans	137.66	129.76	110.52	104.08	129.85	137.66	129.85
ACL to loans held for investment	0.60	0.60	0.59	0.59	0.60	0.60	0.60
Balance sheet and capital ratios:
Gross loans held for investment to deposits	110.19%	116.34%	114.73%	115.66%	113.67%	110.19%	113.67%
Noninterest bearing deposits to deposits	20.22	20.41	19.73	19.60	20.29	20.22	20.29
Investment securities to assets	0.94	0.93	0.93	0.77	0.81	0.94	0.81
Common equity to assets	12.29	12.06	11.69	11.72	11.41	12.29	11.41
Leverage ratio	12.21	11.91	11.76	11.57	11.12	12.21	11.12
Common equity tier 1 ratio	19.93	19.91	19.23	19.17	19.12	19.93	19.12
Tier 1 risk-based capital ratio	19.93	19.91	19.23	19.17	19.12	19.93	19.12
Total risk-based capital ratio	20.74	20.78	20.09	20.05	20.03	20.74	20.03
Mortgage and SBA loan data:
Mortgage loans serviced for others	$538,675	$559,112	$537,590	$527,039	$556,442	$538,675	$556,442
Mortgage loan production	168,562	93,156	91,122	103,250	122,355	352,840	310,427
Mortgage loan sales	18,248	54,309	40,051	—	54,193	112,608	187,490
SBA/USDA loans serviced for others	460,720	480,867	474,143	479,669	487,359	460,720	487,359
SBA loan production	17,777	29,337	20,012	35,730	35,839	67,126	55,533
SBA loan sales	13,415	20,707	16,579	19,236	28,858	50,701	52,923

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024
ASSETS
Cash and due from banks	$213,941	$273,596	$272,317	$236,338	$278,752
Federal funds sold	13,217	12,415	12,738	13,537	12,462
Cash and cash equivalents	227,158	286,011	285,055	249,875	291,214
Equity securities	18,605	18,481	18,440	10,300	10,568
Securities available for sale (at fair value)	15,365	15,030	15,426	17,391	18,206
Loans held for investment	2,960,436	3,121,534	3,132,535	3,157,935	3,087,826
Allowance for credit losses	(17,940)	(18,748)	(18,592)	(18,744)	(18,589)
Loans less allowance for credit losses	2,942,496	3,102,786	3,113,943	3,139,191	3,069,237
Loans held for sale	237,682	4,988	34,532	—	4,598
Accrued interest receivable	16,912	16,528	16,498	15,858	15,667
Federal Home Loan Bank stock	22,693	22,693	22,693	20,251	20,251
Premises and equipment, net	17,836	17,872	18,045	18,276	18,158
Operating lease right-of-use asset	7,712	8,197	7,906	7,850	7,171
Foreclosed real estate, net	919	744	1,707	427	1,515
SBA servicing asset, net	6,988	6,823	7,167	7,274	7,309
Mortgage servicing asset, net	1,662	1,676	1,476	1,409	1,296
Bank owned life insurance	75,148	74,520	73,900	73,285	72,670
Interest rate derivatives	9,435	12,656	17,166	21,790	18,895
Other assets	28,852	26,683	25,771	10,868	12,451
Total assets	$3,629,463	$3,615,688	$3,659,725	$3,594,045	$3,569,206

LIABILITIES
Noninterest-bearing deposits	$544,439	$548,906	$539,975	$536,276	$552,472
Interest-bearing deposits	2,148,645	2,140,587	2,197,055	2,200,522	2,170,648
Total deposits	2,693,084	2,689,493	2,737,030	2,736,798	2,723,120
Federal Home Loan Bank advances	425,000	425,000	425,000	375,000	375,000
Operating lease liability	7,704	8,222	7,962	7,940	7,295
Accrued interest payable	3,567	3,438	3,487	3,498	3,593
Other liabilities	54,220	53,435	58,277	49,456	53,013
Total liabilities	$3,183,575	$3,179,588	$3,231,756	$3,172,692	$3,162,021

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	255	255	254	254	253
Additional paid-in capital	51,151	50,212	49,645	49,216	47,481
Retained earnings	390,971	380,046	369,110	358,704	348,343
Accumulated other comprehensive income	3,511	5,587	8,960	13,179	11,108
Total shareholders' equity	445,888	436,100	427,969	421,353	407,185
Total liabilities and shareholders' equity	$3,629,463	$3,615,688	$3,659,725	$3,594,045	$3,569,206

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024	2025	2024
Interest and dividend income:
Loans, including fees	$50,975	$50,936	$50,253	$49,790	$50,336	$152,164	$150,980
Other investment income	2,884	2,970	2,126	2,663	3,417	7,980	9,175
Federal funds sold	144	143	140	161	80	427	144
Total interest income	54,003	54,049	52,519	52,614	53,833	160,571	160,299

Interest expense:
Deposits	17,799	17,496	17,977	18,618	19,602	53,272	61,442
FHLB advances and other borrowings	4,412	4,375	3,988	3,936	3,942	12,775	10,771
Total interest expense	22,211	21,871	21,965	22,554	23,544	66,047	72,213

Net interest income	31,792	32,178	30,554	30,060	30,289	94,524	88,086

Provision for credit losses	(543)	129	135	202	582	(279)	314

Net interest income after provision for loan losses	32,335	32,049	30,419	29,858	29,707	94,803	87,772

Noninterest income:
Service charges on deposit accounts	551	505	500	563	531	1,556	1,510
Other service charges, commissions and fees	2,376	1,620	1,596	1,748	1,915	5,592	5,100
Gain on sale of residential mortgage loans	166	579	399	—	526	1,144	1,925
Mortgage servicing income, net	516	781	618	690	422	1,915	1,758
Gain on sale of SBA loans	558	643	658	811	1,083	1,859	2,134
SBA servicing income, net	1,203	642	913	956	1,231	2,758	3,287
Other income	808	963	772	553	907	2,543	2,028
Total noninterest income	6,178	5,733	5,456	5,321	6,615	17,367	17,742

Noninterest expense:
Salaries and employee benefits	8,953	8,554	8,493	9,277	8,512	26,000	23,930
Occupancy and equipment	1,410	1,380	1,417	1,406	1,430	4,207	4,118
Data Processing	394	329	345	335	311	1,068	958
Advertising	161	149	167	160	145	477	474
Other expenses	3,756	3,701	3,377	3,148	3,262	10,834	9,573
Total noninterest expense	14,674	14,113	13,799	14,326	13,660	42,586	39,053

Income before provision for income taxes	23,839	23,669	22,076	20,853	22,662	69,584	66,461
Provision for income taxes	6,569	6,843	5,779	4,618	5,961	19,191	18,192
Net income available to common shareholders	$17,270	$16,826	$16,297	$16,235	$16,701	$50,393	$48,269

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$219,283	$2,760	4.99%	$231,803	$2,848	4.93%	$220,826	$3,308	5.96%
Investment securities	36,960	268	2.88	37,040	265	2.87	31,309	189	2.40
Total investments	256,243	3,028	4.69	268,843	3,113	4.64	252,135	3,497	5.52
Construction and development	29,130	613	8.35	28,283	580	8.23	14,170	302	8.48
Commercial real estate	812,759	17,239	8.42	807,897	17,612	8.74	740,720	17,132	9.20
Commercial and industrial	71,655	1,600	8.86	71,274	1,544	8.69	64,584	1,593	9.81
Residential real estate	2,261,108	31,480	5.52	2,242,456	31,137	5.57	2,295,573	31,267	5.42
Consumer and other	327	43	52.17	365	63	69.23	394	42	42.41
Gross loans(2)	3,174,979	50,975	6.37	3,150,275	50,936	6.49	3,115,441	50,336	6.43
Total earning assets	3,431,222	54,003	6.24	3,419,118	54,049	6.34	3,367,576	53,833	6.36
Noninterest-earning assets	193,365			199,302			207,093
Total assets	3,624,587			3,618,420			3,574,669
Interest-bearing liabilities:
NOW and savings deposits	188,576	1,476	3.11	162,810	1,089	2.68	119,759	770	2.56
Money market deposits	974,500	6,480	2.64	1,032,754	6,815	2.65	982,517	6,156	2.49
Time deposits	986,719	9,843	3.96	966,678	9,592	3.98	1,057,956	12,676	4.77
Total interest-bearing deposits	2,149,795	17,799	3.28	2,162,242	17,496	3.25	2,160,232	19,602	3.61
Borrowings	425,000	4,412	4.12	426,173	4,375	4.12	375,677	3,942	4.17
Total interest-bearing liabilities	2,574,795	22,211	3.42	2,588,415	21,871	3.39	2,535,909	23,544	3.69
Noninterest-bearing liabilities:
Noninterest-bearing deposits	538,755			529,130			542,939
Other noninterest-bearing liabilities	74,418			72,231			87,156
Total noninterest-bearing liabilities	613,173			601,361			630,095
Shareholders' equity	436,619			428,644			408,665
Total liabilities and shareholders' equity	$3,624,587			$3,618,420			$3,574,669
Net interest income		$31,792			$32,178			$30,289
Net interest spread			2.82			2.95			2.67
Net interest margin			3.68			3.77			3.58

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

YTD AVERAGE BALANCES AND YIELDS/RATES

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$203,740	$7,706	5.06%	$187,398	$8,729	6.22%
Investment securities	35,363	701	2.65	31,428	590	2.51
Total investments	239,103	8,407	4.70	218,826	9,319	5.69
Construction and development	26,933	1,673	8.31	16,871	1,127	8.92
Commercial real estate	800,301	51,008	8.52	731,573	50,270	9.18
Commercial and industrial	71,905	4,732	8.80	66,116	4,894	9.89
Residential real estate	2,270,373	94,603	5.57	2,332,271	94,565	5.42
Consumer and other	323	148	61.26	311	124	53.26
Gross loans(2)	3,169,835	152,164	6.42	3,147,142	150,980	6.41
Total earning assets	3,408,938	160,571	6.30	3,365,968	160,299	6.36
Noninterest-earning assets	196,632			214,756
Total assets	3,605,570			3,580,724
Interest-bearing liabilities:
NOW and savings deposits	168,503	3,516	2.79	140,539	2,852	2.71
Money market deposits	1,005,777	19,617	2.61	1,019,394	21,984	2.88
Time deposits	986,618	30,139	4.08	1,034,256	36,606	4.73
Total interest-bearing deposits	2,160,898	53,272	3.30	2,194,189	61,442	3.74
Borrowings	413,853	12,775	4.13	362,965	10,771	3.96
Total interest-bearing liabilities	2,574,751	66,047	3.43	2,557,154	72,213	3.77
Noninterest-bearing liabilities:
Noninterest-bearing deposits	529,075			536,807
Other noninterest-bearing liabilities	72,709			90,459
Total noninterest-bearing liabilities	601,784			627,266
Shareholders' equity	429,035			396,304
Total liabilities and shareholders' equity	$3,605,570			$3,580,724
Net interest income		$94,524			$88,086
Net interest spread			2.87			2.59
Net interest margin			3.71			3.50

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$32,415	1.1%	$30,149	1.0%	$28,403	0.9%	$21,569	0.7%	$16,539	0.5%
Commercial real estate	814,464	27.5	803,384	25.7	792,149	25.2	762,033	24.1	738,929	23.9
Commercial and industrial	69,430	2.3	73,832	2.3	71,518	2.3	78,220	2.5	63,606	2.1
Residential real estate	2,050,858	69.1	2,221,316	71.0	2,248,028	71.6	2,303,234	72.7	2,276,210	73.5
Consumer and other	325	—	200	—	67	—	260	—	215	—
Gross loans held for investment	$2,967,492	100.0%	$3,128,881	100.0%	$3,140,165	100.0%	$3,165,316	100.0%	$3,095,499	100.0%
Unearned income	(7,056)		(7,347)		(7,630)		(7,381)		(7,673)
Allowance for credit losses	(17,940)		(18,748)		(18,592)		(18,744)		(18,589)
Net loans held for investment	$2,942,496		$3,102,786		$3,113,943		$3,139,191		$3,069,237

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024
Nonaccrual loans	$13,032	$14,448	$16,823	$18,010	$14,316
Past due loans 90 days or more and still accruing	—	—	—	—	—
Total non-performing loans	13,032	14,448	16,823	18,010	14,316
Other real estate owned	919	744	1,707	427	1,515
Total non-performing assets	$13,951	$15,192	$18,530	$18,437	$15,831

Nonperforming loans to gross loans held for investment	0.44%	0.46%	0.54%	0.57%	0.46%
Nonperforming assets to total assets	0.38	0.42	0.51	0.51	0.44
Allowance for credit losses to non-performing loans	137.66	129.76	110.52	104.08	129.85

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2025	2024	2024	2025	2024
Balance, beginning of period	$18,748	$18,592	$18,744	$18,589	$17,960	$18,744	$18,112
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	110	62	(1)	—	—	171	(83)
Commercial and industrial	117	(2)	170	99	24	285	20
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	—
Total net charge-offs/(recoveries)	227	60	169	99	24	456	(63)
Provision for loan losses	(581)	216	17	254	653	(348)	414
Balance, end of period	$17,940	$18,748	$18,592	$18,744	$18,589	$17,940	$18,589
Total loans at end of period(1)	$2,967,492	$3,128,881	$3,140,165	$3,165,316	$3,095,499	$2,967,492	$3,095,499
Average loans(1)	$3,121,079	$3,130,515	$3,167,085	$3,135,093	$3,113,142	$3,134,252	$3,122,273
Net charge-offs/(recoveries) to average loans	0.03%	0.01%	0.02%	0.01%	0.00%	0.02%	(0.00)%
Allowance for loan losses to total loans	0.60	0.60	0.59	0.59	0.60	0.60	0.60

(1)	Excludes loans held for sale.